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                             ACQUISITION AGREEMENT

Parties:             GLOBAL SPORTS, INC.,
                     a Delaware corporation ("Global")
                     1075 First Avenue
                     King of Prussia, PA 19406

                     GEN-X ACQUISITION (U.S.), INC.,
                     a Washington corporation ("U.S. Co.")
                     701 5th Avenue
                     Suite 3300
                     Seattle, Washington
                     98104-7082

                     GEN-X ACQUISITION (CANADA) INC.,
                     an Ontario corporation ("Canadian Co.")
                     25 Vanley Crescent
                     North York, Ontario
                     M3J 2B7

                     DMJ FINANCIAL, INC.,
                     a Barbados limited company ("DMJ")
                     Royal Bank of Canada (Caribbean) Corporation
                     2nd Floor, Building #2
                     Chelston Park, Collymore
                     St. Michael, Barbados

                     JAMES J. SALTER,
                     an individual ("Salter")
                     277 Glencairn Avenue
                     Toronto, Ontario M5N1T8

                     KENNETH J. FINKELSTEIN,
                     an individual ("Finkelstein")
                     25 Brandy Court
                     Toronto, Ontario M3B3L3

Date:                September 24, 1999, as amended March 13, 2000

Background: Global owns beneficially and of record all of the issued and outstanding shares of capital stock of Gen-X Equipment Inc., an Ontario corporation ("Gen-X Equipment") and Gen-X Holdings Inc., a Washington corporation ("Gen-X Holdings"). Gen-X Holdings is a Washington corporation also in the business of distributing excess inventories of sports equipment and accessories. Gen-X Equipment and Gen-X Holdings (along with each of their direct or indirect Subsidiaries (as defined herein)) are collectively referred to herein as the "Gen-X Companies". Salter and Finkelstein own beneficially and of record all of the issued and outstanding shares of capital stock of DMJ. DMJ and the individuals set forth on Schedule A own beneficially and of record all of the issued and outstanding shares of capital stock of U.S. Co. U.S. Co. owns beneficially and of record all of the issued and outstanding shares of Canadian Co. (U.S. Co. and Canadian Co. shall be referred to individually as "Buyer" and collectively as "Buyers"). The parties desire that Global sell and Buyers purchase all of the issued and outstanding shares of capital stock of the Gen-X Holdings and Gen-X Equipment, all on and subject to the terms and conditions of this Agreement.


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  INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINED TERMS

  Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

  1.1. "Acquisition Agreements" means this Agreement and the Ancillary Agreements (as defined in Section 1.3).

  1.2. "Affiliate" means any Person (as defined in Section 1.17) which controls, is controlled by or is under common control with, the designated party, either directly or indirectly through one or more intermediaries.

  1.3. "Ancillary Agreements" means: (a) the Purchase Price Escrow Agreement,
(b) the Termination Agreements, (c) the Right of First Offer Agreement, (d) the Non-Competition Agreement, (e) the Termination of Non-Competition Agreement, (f) the Assignment and Assumption Agreement and (g) the Escrow Agreement, each as hereinafter defined.

  1.4. "Asset" means any real, personal, mixed, tangible or intangible property of any nature.

  1.5. "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is legally necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

  1.6. "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of a legally binding nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

  1.7. "Encumbrance" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

  1.8. "GAAP" means, in respect of a United States entity, generally accepted accounting principles under United States accounting rules and regulations, as in effect from time to time, consistently applied and, in respect of a Canadian entity, accounting principles generally accepted in Canada, including those set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time, applied on a consistent basis.

  1.9. "Gen-X Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of the Gen-X Companies taken as a whole; provided, however, that the term "Gen-X Material Adverse Effect" shall not include any effect attributable to changes in the economy (of the United States or any other country) generally, changes in the industries in which the Gen-X Companies operate, or seasonality of the businesses of the Gen-X Companies.

  1.10. "Global Management" means the officers and directors of Global other than Salter, Finkelstein or any employee reporting to Salter or Finkelstein.

  1.11. "Inventory" means, with respect to a Person, all inventory, merchandise, goods, packaging, supplies, boxes and other personal property held for sale or rental in the business conducted by the Person and its Subsidiaries, wherever such property is located, and any prepaid deposits for any of the same.

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  1.12. "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state, provincial or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

  1.13. "Law" means any provision of any foreign, federal, state, provincial or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

  1.14. "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

  1.15. "Original Investor Group" means DMJ and the individuals set forth on Schedule A.

  1.16. "Permitted Encumbrance" means (a) any lien for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings diligently prosecuted, in either case provided that adequate reserves therefor have been established in accordance with GAAP; (b) any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's or similar statutory or inchoate lien incidental to the ordinary conduct of business which involves an obligation that is not more than sixty (60) days past due or which is being contested in good faith by appropriate proceedings diligently prosecuted, in either case provided that adequate reserves therefor have been established in accordance with GAAP; or (c) any interest of a governmental agency in any lawfully made pledge or deposit under workers' compensation, unemployment insurance or other social security statutes. Notwithstanding the foregoing, Permitted Encumbrances shall not include any Encumbrance that was incurred or arose in connection with any Obligation to pay or guarantee the payment of borrowed funds including, but not limited to, funds obtained as a result of bank debt, capitalized lease, installment purchase or other financing activity.

  1.17. "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

  1.18. "Prime Rate" means the prime rate of general application as set forth in the "Money Rates" section (or such future section as shall replace it) of The Wall Street Journal (Eastern Edition), as published on a specified date or dates, or, if no date(s) are specified, as the same shall be published from time to time.

  1.19. "Proceeding" means any suit, action, litigation, governmental investigation, arbitration, administrative hearing or other legal proceeding of any nature.

  1.20. "Restructuring Plan" means the restructuring plan set forth on
Schedule 1.20.

  1.21. "Subsidiary" means, with respect to any Person, any other Person as to which such person directly or indirectly owns or has the power to vote, or to exercise a controlling influence with respect to, 50% or more of the securities or interests of any class of such other person which are entitled to vote for the election of directors or others performing similar functions.

  1.22. "Tax" means (a) any foreign, federal, provincial, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature, (b) any foreign, federal, state, provincial or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature, or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

  1.23 "Amendment Date" means the date on which Amendment No. 1 to this Agreement is made and entered into.


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2. THE TRANSACTION

  2.1. Sale of Gen-X Equipment and Gen-X Holdings. On the Closing Date (as defined in Section 10.1), (i) Global shall sell, transfer, assign and convey to U.S. Co., and U.S. Co. shall purchase, all right, title and interest in and to all of the issued and outstanding shares of capital stock of Gen-X Holdings, and (ii) Global shall sell, transfer, assign and convey to Canadian Co, and Canadian Co. shall purchase, all right, title and interest in and to all of the issued and outstanding shares of capital stock of Gen-X Equipment (the issued and outstanding shares of capital stock of Gen-X Holdings and Gen-X Equipment are collectively referred to herein as the "Gen-X Stock").

3. PURCHASE PRICE AND CLOSING FINANCIAL STATEMENTS

  3.1. Purchase Price. Subject to the adjustments and provisions of Sections
3.2 and 3.3, the total purchase price (the "Purchase Price") for the Gen-X Stock shall consist of the following:

    (a) Gen-X Holdings Stock. On the Amendment Date, U.S. Co. shall, and DMJ, Salter and Finkelstein shall cause U.S. Co. to, deliver to Borden Ladner Gervais LLP as escrow agent, to be held by such escrow agent pursuant to the escrow agreement (the "Purchase Price Escrow Agreement") attached hereto as Exhibit "T", a cash payment in the amount of Six Million Dollars ($6,000,000) and on the Closing Date, U.S. Co. shall, and DMJ, Salter and Finkelstein shall cause U.S. Co. to (i) deliver to Global a cash payment in the amount of Three Million Six Hundred Thousand Dollars ($3,600,000) (the "Gen-X Holdings Closing Payment"), and (ii) assume Global's non-negotiable subordinated notes in the original aggregate principal amount of Three Million Nine Hundred Sixty Thousand Dollars ($3,960,000) payable to Gen-X Holdings, dated as of the Closing Date (the "Replacement Notes"), together with all accrued and unpaid interest thereon; and

    (b) Gen-X Equipment Stock. On the Closing Date, Canadian Co. shall, and U.S. Co., DMJ, Salter and Finkelstein shall cause Canadian Co. to, deliver to Global a cash payment (together with the Gen-X Holdings Closing Payment, the "Closing Payment") in the amount of Three Million Six Hundred Thousand Dollars ($3,600,000).

  3.2 Purchase Price Adjustment.

    (a) If, during the two hundred seventy-three (273) day period following the Closing Date, either Buyer or any of the Gen-X Companies enter into an agreement, option or understanding or executes a letter of intent, agreement in principle or definitive agreement with any of the parties set forth on Schedule 3.2(a) (a "Sale Transaction Agreement") with respect to or that is likely to result in a Sale Transaction (as defined below), then the Purchase Price shall be increased by an amount (the "Purchase Price Adjustment") determined as follows:

      (1) If the Company enters into or executes a Sale Transaction Agreement within ninety-one (91) days following the Closing Date, the Purchase Price Adjustment shall be equal to seventy-five percent (75%) of the amount, if any, by which (i) the Sale Transaction Consideration (as defined below) exceeds (ii) Thirteen Million Two Hundred Thousand Dollars ($13,200,000);

      (2) If the Company enters into or executes a Sale Transaction Agreement on or after ninety-two (92) days and prior to one hundred eighty-two (182) days following the Closing Date, the Purchase Price Adjustment shall be equal to fifty percent (50%) of the amount, if any, by which (i) the Sale Transaction Consideration exceeds (ii) Thirteen Million Two Hundred Thousand Dollars ($13,200,000); and

      (3) If the Company enters into or executes a Sale Transaction Agreement on or after one hundred eighty three (183) days and prior to two hundred seventy-three (273) days following the Closing Date, the Purchase Price Adjustment shall be equal to fifteen percent (15%) of the amount, if any, by which (i) the Sale Transaction Consideration exceeds (ii) Thirteen Million Two Hundred Thousand Dollars ($13,200,000).


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    (b) For the purposes of this Agreement, a Sale Transaction shall mean (i)
  any transaction or series of related transactions in which either Buyer or any of the Gen-X Companies sells, assigns, transfers, leases or licenses all or a substantial portion of its Assets, (ii) any transaction or series of related transactions (including any reorganization, merger, consolidation or other business combination) in which either Buyer or any of its Subsidiaries sells, assigns or transfers 50% or more of the outstanding capital stock (or other outstanding ownership interests) of any of the Gen-X Companies, (iii) any transaction or series of related transactions (including any reorganization, merger, consolidation or other business combination, but not including public offerings of equity securities) in which DMJ, Salter and/or Finkelstein sells, assigns or transfers 50% or more of the outstanding capital stock (or other outstanding ownership interests) of either Buyer, (iv) any transaction or series of related transactions (other than public offerings of equity securities) in which any Person or group of Persons acquires "beneficial ownership" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 50% or more of the capital stock of either Buyer or any of the Gen-X Companies, (v) any liquidation, dissolution or winding up of either Buyer or any of the Gen-X Companies, or
  (vi) any other transaction or series of related transactions the purpose or effect of which is to sell, assign or transfer control or a majority of the ownership of either Buyer or any of the Gen-X Companies or to sell, assign or transfer the business or goodwill of either Buyer or any of the Gen-X Companies; provided, however, that the implementation of the Restructuring Plan shall not in and of itself constitute a Sale Transaction.

    (c) For purposes of this Agreement, Sale Transaction Consideration shall mean the total amount of cash and the fair market value (on the date of the closing of the Sale Transaction) of all other securities and/or property paid or payable directly or indirectly to either Buyer and/or any of the Gen-X Companies or any of its securityholders (or holders of ownership interests) in connection with the Sale Transaction (including (i) amounts paid to holders of any warrants or convertible securities of either Buyer and/or any of the Gen-X Companies or to holders of any options or stock appreciation rights issued by either Buyer and/or any of the Gen-X Companies, whether or not vested; (ii) the fair market value of any assets of either Buyer and/or any of the Gen-X Companies which are retained by or otherwise distributed to their securityholders (or holders of ownership interests) or Affiliates in anticipation of or in connection with the Sale Transaction; (iii) amounts characterized as deferred compensation, consulting fees, non-competition payments and private pension benefits unless the payments are for actual bona fide services and are commercially reasonable in amount for such services); and (iv) assumption of the outstanding amounts due under the U.S. Co. Promissory Note and/or the Canadian Co. Promissory Note.

    (d) No adjustment under this Section 3.2 shall result in a decrease to the Purchase Price. Any amount paid under this Section 3.2 is intended by all parties to be, and shall be treated by the parties as, an adjustment to the Purchase Price.

    (e) The Purchase Price Adjustment shall be paid in full in cash by Buyers to Global contemporaneously with the closing of the Sale Transaction; provided, however, that if the Sale Transaction Consideration is payable in installments and/or consists of non-cash consideration Global shall have the right, but not the obligation, to receive the Purchase Price Adjustment as and when each installment of the Sale Transaction Consideration is payable and/or in the form of such non-cash consideration.

    (f) Buyers, DMJ, Salter and Finkelstein shall notify Global in writing within three (3) business days after either Buyer, DMJ, Salter, Finkelstein or any of the Gen-X Companies enter into or execute a Sale Transaction Agreement. Notwithstanding the immediately preceding sentence, Buyers, DMJ, Salter and Finkelstein shall notify Global in writing at least thirty (30) days prior to the consummation of a Sale Transaction.

    (g) If the Sale Transaction Consideration shall consist in whole or in part of non-cash consideration, the fair market value of such consideration shall be determined by agreement between Global and Buyers. If Global and Buyers cannot agree upon the fair market value of such consideration within ten (10) days after the consummation of the Sale Transaction, Global and Buyers shall each select an appraiser who shall determine within thirty
  (30) days after the closing date of the sale the fair market value of such consideration as of the closing date of the Sale Transaction. If the two appraisers agree upon the fair market value of such

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  consideration, the agreed upon value shall be the fair market value of such consideration. If the appraisers do not agree upon the fair market value of such consideration, the higher of the two appraisals is not more than 110% of the lower of the appraisals, the fair market value of such consideration shall be the mean of the two appraisals. If the higher of the two appraisals is greater than 110% of the lower appraisal, the two appraisers shall jointly select a third appraiser who independently shall determine within sixty (60) days after the closing date of the Sale Transaction the fair market value of such consideration as of the closing date of the Sale Transaction. The fair market value of such consideration as determined by the third appraiser will be arithmetically averaged with the two appraisals determined by the prior two appraisers, and the appraisal farthest from the average of the three appraisals will be disregarded. The fair market value of such consideration shall be the average of the two remaining appraisals.

  3.3. Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made as follows unless otherwise agreed by both the payor and the payee: (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $100,000 shall be made by wire transfer of immediately available United States federal funds; (c) any payment not exceeding $100,000 may be made by ordinary check.

4. REPRESENTATIONS OF GLOBAL

  Knowing that Buyers are relying thereon, Global, represents and warrants to Buyer as follows:

  4.1. Organization and Authority. Gen-X Equipment is a corporation duly organized and validly existing under the Laws of Ontario. Gen-X Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the state of Washington. Gen-X Equipment and Gen-X Holdings each possess the full corporate power and authority to own their Assets, conduct their business as presently conducted and enter into and perform this Agreement and the transactions contemplated hereby and the Ancillary Agreements to which they are a party or by which they are bound and the transactions contemplated thereby.

  4.2. The Gen-X Equipment Stock. The authorized capital stock of Gen-X Equipment consists of an unlimited number of common shares and an unlimited number of preference shares, of which 10,000 common shares are issued and outstanding (the "Gen-X Equipment Stock") and owned beneficially and of record by Global, free and clear of all Encumbrances, except as set forth on Schedule
4.2. Subject to obtaining the required consents set forth on Schedule 4.4, Global has the full right to sell and transfer all right, title and interest in and to the Gen-X Equipment Stock, and upon delivery and payment for the Gen-X Equipment Stock as provided herein, Buyers will acquire good title thereto, free and clear of all Encumbrances. Except for this Agreement, none of the Global Management has entered into any outstanding Contract relating to the issuance, sale, redemption, ownership or disposition of any of the Gen-X Equipment Stock or other securities of Gen-X Equipment. None of the Global Management has entered into any contract relating to any stock appreciation rights, phantom shares, cash performance units or other similar rights issued by Gen-X Equipment.

  4.3. The Gen-X Holdings Stock. The authorized capital stock of Gen-X Holdings consists of (i) 1,000,000 shares of Class A common shares, no par value, and 1,000,000 shares of Class V common shares, no par value, of which 9,650 shares and 350 shares, respectively, are issued and outstanding (the "Gen-X Holdings Common Stock") and owned beneficially and of record by Global, free and clear of all Encumbrances, except as set forth on Schedule 4.3, and
(ii) 1,000,000 preferred shares, of which 49,975 shares are issued and outstanding (the "Gen-X Holdings Preferred Stock") and owned beneficially and of record by Global, free and clear of all Encumbrances (the Gen-X Holdings Common Stock and the Gen-X Holdings Preferred Stock being collectively referred to as the "Gen-X Holdings Stock"). Global has the full right to sell and transfer all right, title and interest in and to the Gen-X Holdings Stock, and upon delivery and payment for the Gen-X Holdings Stock as provided herein, Buyers will acquire good title thereto, free and clear of all Encumbrances. Except for this Agreement, none of the Global Management has entered into any outstanding Contract relating to the issuance, sale, redemption, ownership or disposition of any of the Gen-X Holdings Stock or other securities of

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Gen-X Holdings. None of the Global Management has entered into any contract relating to any stock appreciation rights, phantom shares, cash performance units or other similar rights issued by Gen-X Holdings.

  4.4. Effect of Agreement. The execution, delivery and performance of the Acquisition Agreements by Global (to the extent it is a party thereto or bound thereby), and the consummation by it of the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary corporate actions by its board of directors and shareholders, except that Global is required to obtain the approval of this Agreement and the transactions contemplated hereto by its shareholders (the "Global Shareholder Approval"), (b) do not constitute a breach or violation of, or a default under, the certificate of incorporation, bylaws or other organizational document of Global, (c) do not constitute a breach or violation of, or a default under, any Contract to which Global is a party or by which Global is bound or its assets or business, (d) do not constitute a violation of any Law or Judgment applicable to Global or its assets or business, (e) do not result in the creation of any Encumbrance upon, or give to any other Person any interest in, the Gen-X Equipment Stock or the Gen-X Holdings Stock, and (f) except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Bylaws of the National Association of Securities Dealers, Inc. (the "NASD") and for the Global Shareholder Approval and the Consents set forth on Schedule
4.4 (the "Global Required Consents"), do not require the Consent of any Person; except in the case of clauses (c), (d), and (f) for breaches, violations, defaults, interests or Consents which would not have a material adverse effect on the ability of Global to consummate the transactions contemplated by this Agreement. This Agreement constitutes, and the Ancillary Agreements when executed and delivered will constitute, the valid and legally binding agreements of Global enforceable against it (to the extent it is a party thereto or bound thereby) in accordance with their respective terms.

  4.5. Proceedings and Judgments. Except as described on Schedule 4.5, to the knowledge of Global, (a) no Proceeding is currently pending or threatened, to which any of the Gen-X Companies are a party, except any such Proceeding that would not have a Gen-X Material Adverse Effect, or by which the Gen-X Holdings Stock or the Gen-X Equipment Stock is affected, and (b) no Judgment is currently outstanding against any of the Gen-X Companies, except any such Judgment that would not have a Gen-X Material Adverse Effect, or by which the Gen-X Holdings Stock or the Gen-X Equipment Common Shares is affected.

  4.6. Brokerage Fees. Except for Deutsche Bank Alex. Brown, the fees of which will be paid by Global, no Person acting on behalf of Global is entitled to any brokerage, finder=s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

  4.7. Full Disclosure. No representation or warranty made by Global in this Agreement or the Ancillary Agreements or pursuant hereto or thereto contains any untrue statement of any material fact or omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading.

5. REPRESENTATIONS OF BUYERS, DMJ, SALTER AND FINKELSTEIN

  Knowing that Global is relying thereon, Buyers, DMJ, Salter and Finkelstein, jointly and severally, represent and warrant to Global as follows:

  5.1. Organization and Authority. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. DMJ is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyers and DMJ each possess the full corporate power and authority to own their respective Assets, conduct their respective businesses as presently conducted, and enter into and perform this Agreement and the transactions contemplated hereby and the Ancillary Agreements to which they are a party or by which they are bound and the transactions contemplated thereby. Salter and Finkelstein each have the full capacity, power and authority to enter into and perform this Agreement and the transactions contemplated hereby and the Ancillary Agreements to which they are a party and by which they are bound and the transactions contemplated thereby.

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  5.2. Effect of Agreement. The execution, delivery and performance of the
Acquisition Agreements by Buyers, DMJ, Salter and Finkelstein (to the extent they are parties thereto or bound thereby), and the consummation by them of the transactions contemplated hereby and thereby, (a) in the case of Buyers and DMJ, have been duly authorized by all necessary corporate actions by their boards of directors and shareholders, (b) in the case of Buyers and DMJ, do not constitute a breach or violation of, or a default under, the certificate of incorporation or bylaws (or other organization documents) of Buyers, (c) do not constitute a breach or violation of, or a default under, any Contract to which Buyers, DMJ, Salter or Finkelstein are parties or by which Buyers are bound, (d) do not constitute a violation of any Law or Judgment applicable to Buyers, DMJ, Salter or Finkelstein (e) do not result in the creation of any Encumbrance upon, or give to any other Person any interest in, Buyers' capital stock or in the business or Assets of Buyers, and (f) except as may be required under the HSR Act, the Exchange Act, and the Bylaws of the NASD and for the Consents set forth on Schedule 5.2 (the "Buyer Required Consents"), do not require the Consent of any Person; except in the case of clauses (c), (d) and (f) for breaches, violations, defaults, Encumbrances, interests or Consents which would not have a material adverse effect on the ability of Buyers, DMJ, Salter or Finkelstein to consummate the transactions contemplated by this Agreement. This Agreement constitutes, and the Ancillary Agreements when executed and delivered will constitute, the valid and legally binding agreements of Buyers, DMJ, Salter and Finkelstein enforceable against them (to the extent they are parties thereto or bound thereby) in accordance with their respective terms.

  5.3. Global Preferred Stock and Contingent Notes. DMJ owns, free and clear of all Encumbrances and has the full right to sell and transfer all right, title and interest in and to Seven Thousand Two Hundred (7,200) shares of Global preferred stock, par value $.01 per share (the "Global Preferred Stock") Global's non-negotiable subordinated contingent notes in the aggregate original principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000), dated May 12, 1998 (the "Contingent Notes"), and upon delivery of the Global Preferred Stock and the Contingent Notes as provided in the Restructuring Plan, Global will acquire good title thereto, free and clear of all Encumbrances.

  5.4. Operations and Obligations of Buyer. Except as set forth on Schedule 5.4, Buyers were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Ancillary Agreements, and neither Buyer has other than the transactions, engaged in any business activities, conducted any operations or incurred or agreed to incur any obligation.

  5.5. Proceedings and Judgments. Except as described on Schedule 5.5, (a) no Proceeding is currently pending, or to the knowledge of DMJ, Salter and Finkelstein, threatened, to which Buyers DMJ, Salter or Finkelstein are parties, or by which Buyers' capital stock or the business or Assets of Buyers are affected, and (b) no Judgment is currently outstanding against Buyers, DMJ, Salter or Finkelstein or by which Buyers' capital stock or the business or Assets of Buyers are affected other than the transactions.

  5.6. Brokerage Fees.No Person acting on behalf of Buyers DMJ, Salter or Finkelstein is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

  5.7. Investment Matters. The Gen-X Stock to be received by Buyers hereunder is being acquired for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution in violation of the Securities Act of 1933, as amended (the "1933 Act"). Buyers have had access to or been furnished with all information about the Gen-X Companies which they believe is necessary to evaluate the purchase of the Gen-X Stock. Buyers believe that they are fully knowledgeable or have been fully apprised of all facts and circumstances necessary to permit them to make an informed decision about the Gen-X Stock to be received by Buyers hereunder, that they has sufficient knowledge and experience in business and financial matters, that they are capable of evaluating the merits and risks of an investment in such securities, and that they have the capacity to protect their own interests in connection with the transactions contemplated hereby. Buyers are "accredited investors" as defined in Regulation D under the 1933 Act. Buyers have been advised by Global and understand that (a) the Gen-X Stock to be received by Buyers hereunder will not be registered under the 1933 Act or any securities Law of any Governmental Authority, and (b) such securities must be held indefinitely unless and until they are subsequently registered under the 1933 Act and all other applicable securities Laws or an exemption from registration becomes available.

  5.8. Obligations. Neither of DMJ, Salter or Finkelstein has incurred any Obligation on behalf of Global or any of its Subsidiaries other than the Gen-X Companies.

  5.9. Negotiations. Neither Salter, Finkelstein nor any of their Affiliates or representatives have engaged in the past six (6) months in any discussion with any Person or any Subsidiary, Affiliate, representative or advisor of any Person listed on Schedule 5.9 regarding (i) the sale, conveyance or disposition of all or substantially all of the assets of the Gen-X Companies or any transaction in which more than fifty percent (50%) of the voting power of the Gen-X Companies is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Gen-X Companies.

  5.10. Global Representations. To the knowledge of DMJ, Salter and Finkelstein, no representation or warranty made by Global in any of the Acquisition Agreements or pursuant thereto contains any untrue statement of any material fact or omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading.

  5.11. Competition Act. There is no requirement to make any filing, give any notice, or obtain any authorization, in connection with the Competition Act (Canada) as a condition to the lawful completion of the transactions contemplated by this Agreement.

  5.12. Full Disclosure. No representation or warranty made by Buyers, DMJ, Salter or Finkelstein in this Agreement or the Ancillary Agreements or pursuant hereto or thereto contains any untrue statement of any material fact or omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading.

  5.13. Hart-Scott-Rodino. Buyers are their own "ultimate parent entity" as such term is defined pursuant to the HSR Act. Except for Buyers, no other person or entity is an ultimate parent entity of Buyers. Buyers and all entities controlled by them, on a consolidated basis, do not (i) hold $10,000,000 in total assets (as shown on Buyers' most recent regularly prepared balance sheet) or (ii) have $10,000,000 in annual net sales (as shown on Buyers' most recent regularly prepared annual statement of income and expense), as such amounts are determined under HSR. For purposes of this
Section 5.7, the terms "controlled", "annual net sales", "regularly prepared annual statement of income and expense", "total assets" and "regularly prepared balance sheet" shall have the meanings ascribed to them pursuant to the HSR Act.

6. CERTAIN OBLIGATIONS OF GLOBAL PENDING CLOSING

  6.1. Global Shareholders' Meeting. Promptly after the date of this Agreement, Global shall prepare and cause to be filed with the SEC a proxy statement (the "Proxy Statement") to be sent to the shareholders of Global in connection with the Global Shareholders' Meeting (as defined below). Subject to the exercise by the board of directors of Global of its fiduciary duties under applicable Law, Global shall take all action reasonably necessary under all applicable Law to call, give notice of, convene and hold a meeting of Global's shareholders (the "Global Shareholders' Meeting") to consider, act upon and vote upon the approval of this Agreement and the transactions contemplated hereby.

  6.2. Conduct Pending Closing. During the period from the date of this Agreement to the Closing Date, except with the express prior written consent of Buyers, Global shall cause the Gen-X Companies to conduct their respective businesses in the ordinary course and shall cause the Gen-X Companies not make any changes in the business of the Gen-X Companies that would have a Gen-X Material Adverse Effect or to pay any dividend or distribution to Global.

  6.3. Consents. Between the date of this Agreement and the Closing Date, Global shall, and Global shall cause the Gen-X Companies to, in good faith, use all reasonable efforts to obtain as promptly as practicable the

Global Required Consents, including all required filings under the HSR Act, and cooperate with Buyers in obtaining the Buyer Required Consents.

  6.4. Advice of Changes. Between the date of this Agreement and the Closing Date, Global shall promptly advise Buyers in writing of any fact of which any of them obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to any of the Acquisition Agreements (it being understood that any such advice shall not be deemed to modify the representations, warranties or covenants of Global contained in the Acquisition Agreements or any written statement, document or certificate delivered by Global under or in connection with the Acquisition Agreements).

  6.5. Reasonable Efforts. Global shall, and Global shall cause the Gen-X Companies to, use all reasonable efforts to consummate the transactions contemplated by the Acquisition Agreements as promptly as practicable.

  6.6. Investment Canada Notice. Global, within thirty (30) days after the Closing Date, will make, or cause to be made, together with Buyers, DMJ, Salter and Finkelstein, the filing of any requisite notice under the Investment Canada Act.

7. CERTAIN OBLIGATIONS OF BUYERS, DMJ, SALTER AND FINKELSTEIN PENDING CLOSING

  7.1. Consents. Between the date of this Agreement and the Closing Date, Buyers, DMJ, Salter and Finkelstein shall, in good faith, use all reasonable efforts to obtain as promptly as practicable, the Buyer Required Consents, including all required filings under the HSR Act, and shall cooperate with Global in obtaining the Global Required Consents.

  7.2. Advice of Changes. Between the date of this Agreement and the Closing Date, Buyers, DMJ, Salter and Finkelstein shall promptly advise Global in writing of any fact of which it obtains knowledge and which, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to any of the Acquisition Agreements (it being understood that any such advice shall not be deemed to modify the representations, warranties or covenants of Buyers contained in any of the Acquisition Agreements or any written statement, document or certificate delivered by Buyers under or in connection with any of the Acquisition Agreements).

  7.3. Reasonable Efforts. Buyers, DMJ, Salter and Finkelstein shall use all reasonable efforts to consummate the transactions contemplated by the Acquisition Agreements.

  7.4. Conduct Pending Closing. During the period from the date of this Agreement to the Closing Date, except with the express prior written consent of Global, Salter and Finkelstein shall cause the Gen-X Companies to conduct their respective businesses in the ordinary course and shall not make any changes in the business of the Gen-X Companies that would have a Gen-X Material Adverse Effect.

  7.5. Investment Canada Notice. Each of Buyers, DMJ, Salter and Finkelstein, within thirty (30) days after the Closing Date, will make, or cause to be made, together with Global, the filing of any requisite notice under the Investment Canada Act.

  7.6. This Section Intentionally Left Blank.

  7.7. Certain Obligations. Buyers, DMJ, Salter and Finkelstein shall cause Global and all of its subsidiaries other than the Gen-X Companies to be released from any and all obligations that Global has to Ride, Inc., RoyNat and their Affiliates.

8. CONDITIONS PRECEDENT TO CLOSING BY GLOBAL

  Each obligation of Global to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Global in writing:

  8.1. Representations of Buyers, DMJ, Salter and Finkelstein.

    8.1.1 Subject to Section 8.1.2, the representations and warranties of Buyers, DMJ, Salter and Finkelstein contained in this Agreement shall have been true in all material respects on and as of the date made and shall be true in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except that any representation or warranty made as of a specified date shall be true in all material respects on and as of such date, in each case without giving effect to any advice given by Buyers under Section 7.2.

    8.1.2 The representations and warranties of Buyers, DMJ, Salter and Finkelstein contained in this Agreement that are qualified by materiality shall have been true in all respects on the date of this Agreement and shall be true in all respects on and as of the Closing Date, except that any such representation or warranty made as of a specified date shall be true in all respects on and as of such date, in each case without giving effect to any advice given by Buyers under Section 7.2.

  8.2. Performance by Buyers, DMJ, Salter and Finkelstein. All of the covenants, terms, obligations and conditions of this Agreement to be satisfied or performed by Buyers, DMJ, Salter and Finkelstein on or before the Closing Date shall have been substantially satisfied or performed.

  8.3. This Section Intentionally Left Blank.

  8.4. Global Shareholder Approval. The Global Shareholder Approval shall have been obtained.

  8.5. Restructuring. The Restructuring shall be in form and substance reasonably satisfactory to Global.

  8.6. Removal from Obligations. Global and all of its Subsidiaries other than the Gen-X Companies shall have been released from any and all obligations to Ride, Inc., RoyNat and their Affiliates.

  8.7. Absence of Proceedings. No Proceeding shall have been instituted on or before the Closing Date by any Person (other than Global and/or any of the Gen-X Companies), no Judgment shall have been issued, and no new Law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks material damages as a result of, the consummation of the transactions contemplated by the Acquisition Agreements.

  8.8. Fairness Opinion. Global shall have received the written opinion of its financial advisor to the effect that, as of the date of approval by the board of directors of Global of the Acquisition Agreements, the consideration to be received by Global for the Gen-X Stock in connection with the transactions contemplated by the Acquisition Agreements is fair, from a financial point of view, to Global, which written opinion shall not have been withdrawn, modified or changed.

9. CONDITIONS PRECEDENT TO CLOSING BY BUYERS

  Each obligation of Buyers to be performed on the Closing Date shall be subject to the satisfaction of each of the following conditions, except to the extent that such satisfaction is waived by Buyers in writing:

  9.1. Representations of Global.

    9.1.1 Subject to Section 9.1.2, the representations and warranties of Global contained in this Agreement shall have been true in all material respects on and as of the date made and shall be true in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except that any representation or warranty made as of a specified date shall be true in all material respects on and as of such date, in each case without giving effect to any advice given by Global under Section 6.4.

    9.1.2 The representations and warranties of Global contained in this Agreement that are qualified by materiality shall have been true in all respects on the date of this Agreement and shall be true in all respects on and as of the Closing Date, except that any such representation or warranty made as of a specified date shall be true in all respects on and as of such date, in each case without giving effect to any advice given by Global under Section 6.4.

  9.2. Performance by Global. All of the covenants, terms, obligations and conditions of this Agreement to be satisfied or performed by Global on or before the Closing Date shall have been substantially satisfied or performed.

  9.3. Absence of Proceedings. No Proceeding shall have been instituted on or before the Closing Date by any Person (other than Buyers, DMJ, Salter or Finkelstein), no Judgment shall have been issued, and no new Law shall have been enacted, that seeks to or does prohibit or restrain, or that seeks material damages as a result of, the consummation of the transactions contemplated by the Acquisition Agreements.

  9.4. Acceleration of Vesting of Options. Global shall have accelerated (a) the vesting of all of the options to purchase shares of Global common stock, par value $.01 per share ("Global Common Stock"), held as of the date hereof by Salter and Finkelstein, so that such options shall become exercisable as of the Amendment Date; and (b) the vesting of the options granted to the employees set forth on Schedule 9.4 in the aggregate amount of 281,930 shares of Global Common Stock, so that such options shall become exercisable as of the Amendment Date.

10. CLOSING

  10.1. Closing. Unless this Agreement is terminated in accordance with
Section 13, the closing of the transactions contemplated by this Agreement ("Closing") shall be held at 10:00 A.M. Philadelphia, Pennsylvania time on such date and at such time as is agreed upon by Global and Buyers which shall be no later than the second business day after the satisfaction or waiver of all conditions set forth in Sections 8 and 9 hereof, unless another date and time is agreed upon by Global and Buyers ("Closing Date"). The Closing shall be held at the offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, PA 19103 or such other location as is agreed upon by Global and Buyers.

  10.2. Obligations of Global. At the Closing, Global shall deliver or cause to be delivered the following to Buyers:

    10.2.1 Gen-X Equipment Stock. Stock certificates representing all of the Gen-X Equipment Stock, together with assignments separate from certificate in blank, dated the Closing Date and duly executed by Global, and stamps or other proper evidence of the payment of any stock transfer or similar Taxes due as a result of the transfer of such stock, to transfer all of the Gen-X Equipment Stock.

    10.2.2 Gen-X Holdings Stock. Stock certificates representing all of the Gen-X Holdings Stock, together with assignments separate from certificate in blank, dated the Closing Date and duly executed by Global, and stamps or other proper evidence of the payment of any stock transfer or similar Taxes due as a result of the transfer of such stock, to transfer all of the Gen-X Holdings Stock.

    10.2.3 This Section Intentionally Left Blank.

    10.2.4 Corporate Records and Minute Books. All of the original minute books and stock books of the Gen-X Companies.

    10.2.5 Certified Resolutions. Copies of the resolutions duly adopted by the board of directors, and if necessary the shareholders, of Global, authorizing Global to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of Global as in full force and effect, without modification or rescission, on and as of the Closing Date.

    10.2.6 Termination of Employment Agreements. Termination Agreements in the forms attached hereto as Exhibit "C" and Exhibit "D", relating to the Employment Agreements of Salter and Finkelstein, duly executed by Global as of the Closing Date.

    10.2.7 This Section Intentionally Left Blank.

    10.2.8 Right of First Offer Agreement. Right of First Offer Agreement in the form attached hereto as Exhibit "F", duly executed by Global as of the Closing Date.

    10.2.9 Non-Competition Agreement. Non-Competition Agreement in the form attached hereto as Exhibit "G", dated the Closing Date, duly executed by Global and Michael G. Rubin.

    10.2.10 Termination of Non-Competition Agreement. Termination of Non-Competition Agreement in the form attached hereto as Exhibit "H", relating to the Non-Competition Agreement of DMJ, Salter and Finkelstein duly executed by Global as of the Closing Date.

    10.2.11 Closing Certificate. A certificate dated the Closing Date and duly executed by Global, in which Global represents and warrants to Buyers that the conditions set forth in Sections 9.1, 9.2, 9.3 and 9.4 have been satisfied.

    10.2.12 Legal Opinion. Legal Opinion of Blank Rome Comisky & McCauley LLP, counsel to Global in the form attached hereto as Exhibit AI A.

    10.2.13 This Section Intentionally Left Blank.

    10.2.14 Consents. The Global Required Consents.

    10.2.15 Other Documents. All other agreements, certificates, instruments, opinions and documents reasonably requested by Buyers in order to fully consummate the transactions contemplated by the Acquisition Agreements.

  10.3. Obligations of Buyers at Closing. At the Closing, Buyers, DMJ, Salter and Finkelstein shall deliver or cause to be delivered the following to
Global:

    10.3.1 Closing Payment. The Closing Payment in the amount set forth in
  Section 3.1, paid in the manner set forth in Section 3.3.

    10.3.2 This Section Intentionally Left Blank.

    10.3.3 Proxy of DMJ. A voting proxy in favor of Global in connection with the 800 shares of Global Preferred Stock registered in the name of DMJ.

    10.3.4 Preferred Stock. Stock certificates representing 7,200 shares of Global Preferred Stock, together with assignments separate from certificate duly executed by DMJ to transfer such shares to Global.

    10.3.5 Assignment and Assumption of Replacement Notes. Assignment and Assumption Agreement in the form attached hereto as Exhibit "K", relating to the Replacement Notes, duly executed by DMJ as of the Closing Date.

    10.3.6 Termination of Employment Agreements. Termination Agreements in the forms attached hereto as Exhibit "C" and Exhibit "D", relating to the Employment Agreements of Salter and Finkelstein, duly executed by Salter and Finkelstein, respectively, as of the Closing Date.

    10.3.7 This Section Intentionally Left Blank.

    10.3.8 This Section Intentionally Left Blank.

    10.3.9 This Section Intentionally Left Blank.

    10.3.10 This Section Intentionally Left Blank.

    10.3.11 This Section Intentionally Left Blank.

    10.3.12 This Section Intentionally Left Blank.

    10.3.13 Preferred Stock Purchase Agreement. Preferred Stock Purchase Agreement in the form attached hereto as Exhibit "Q", duly executed by DMJ, Gen-X Holdings and Gen-X Equipment as of the Closing Date.

    10.3.14 Gen-X Holdings Stock. Stock certificates representing all of the Gen-X Holdings Stock, together with assignments separate from certificate in blank, dated the Closing Date and duly executed by U.S. Co., to be held by the pledgeholder under the Pledge and Security Agreement to be executed by U.S. Co.

    10.3.15 This Section Intentionally Left Blank.

    10.3.16 This Section Intentionally Left Blank.

    10.3.17 This Section Intentionally Left Blank.

    10.3.18 Certified Resolutions. Copies of the resolutions duly adopted by the boards of directors of Buyers, authorizing such companies to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of such company as in full force and effect, without modification or rescission, on and as of the Closing Date.

    10.3.19 Closing Certificate. A certificate dated the Closing Date and duly executed by Buyers, DMJ, Salter and Finkelstein, in which they represent and warrant to Global that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6 and 8.7 have been satisfied.

    10.3.20 Legal Opinion. Legal Opinion of Borden & Elliot, counsel to Buyers, DMJ, Salter and Finkelstein, in the form attached hereto as Exhibit "R".

    10.3.21 Consents. The Buyers Required Consents.

    10.3.22 Other Documents. All other agreements, certificates, instruments, opinions and documents reasonably requested by Global in order to fully consummate the transactions contemplated by the Acquisition Agreements.

11. CERTAIN POST-CLOSING OBLIGATIONS

  11.1. Further Assurances. At any time and from time to time after the Closing Date, at Buyers' request, and without further consideration, Global shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyers may reasonably request in order to fully consummate the transactions contemplated by the Acquisition Agreements and carry out the purposes and intent of the Acquisition Agreements. At any time and from time to time after the Closing Date, at Global's request, and without further consideration, Buyers, DMJ, Salter and/or Finkelstein shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Global may reasonably request in order to fully consummate the transactions contemplated by the Acquisition Agreements and carry out the purposes and intent of the Acquisition Agreements.

  11.2. Nondisclosure

    11.2.1 At all times after the Closing Date, except with Buyers' express prior written consent, Global shall not, directly or indirectly, in any capacity, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary knowledge or information of the Gen-X Companies. For purposes of this Section 11.2.1, confidential information shall not include any information that (i) is now available to the public or which becomes available to the public other than as a result of disclosure by Global, (ii) is or becomes available to Global on a non-confidential basis from a source other than the Gen-X Companies, or (iii) has been independently acquired or developed by Global without violating any of its obligations under this Agreement.

    11.2.2 At all times after the Closing Date, except with Global=s express prior written consent, neither Buyers, DMJ, Salter nor Finkelstein shall, directly or indirectly, in any capacity, communicate, disclose or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary knowledge or information of Global. For purposes of this
  Section 11.2.2, confidential information shall not include any information that (i) is now available to the public or which becomes available to the public other than as a result of disclosure by Buyers, DMJ, Salter or Finkelstein, (ii) is or becomes available to Buyers, DMJ, Salter or Finkelstein on a non-confidential basis from a source other than the Global, or (iii) has been independently acquired or developed by Buyers, DMJ, Salter or Finkelstein without violating any of its obligations under this Agreement.

    11.2.3 Global, on the one hand, and Buyers, DMJ, Salter nor Finkelstein on the other, expressly acknowledge that any breach by it of the covenant contained in Section 11.2.1 or 11.2.2, as the case may be (the "Covenant"), may result in irreparable injury to the other party for which money damages could not adequately compensate. If there is such a breach, the aggrieved party shall be entitled, in addition to all other rights and remedies it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching party and all other Persons involved therein, from continuing such breach.

    11.2.4 If any portion of the Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any portion of the Covenant is determined to be unenforceable due to its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

11.3. Noncompetition

    11.3.1 During the period beginning on the date hereof and ending on the date when Buyers' obligations under the U.S. Co. Promissory Note and the Canadian Co. Promissory Note have been completely and indefeasibly satisfied (the "Restrictive Period"), except with Global's prior written consent, none of Buyers, DMJ, Salter or Finkelstein shall, directly or indirectly, in any capacity, at any location where any of the Gen-X Companies currently conducts or proposes to conduct business as of the date hereof (the "Territory"):

      (A) Communicate with or solicit any Person who is or during the one-year period prior to the Closing Date was, or during the Restrictive Period becomes, a customer, supplier, employee, salesman, agent or representative of, or a consultant to, any of the Gen-X Companies, in any manner which interferes or might interfere with such Person's relationship with any of the Gen-X Companies, or in an effort to obtain any such Person as a customer, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with or similar to all or any part of the business of any of the Gen-X Companies as currently conducted, or

      (B) Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with or similar to all or any part of the business of any of the Gen-X Companies as currently conducted.

    11.3.2 Buyers, DMJ, Salter and Finkelstein expressly acknowledge that (a) the restrictive covenants of this Section 11.3 (the "Covenants") are a material part of the consideration bargained for by Global, and (b) without the agreement of Buyers, DMJ, Salter and Finkelstein to be bound by the Covenants, Global would not have agreed to enter into this Agreement and consummate the transactions contemplated hereby.


    11.3.3 Buyers, DMJ, Salter and Finkelstein expressly acknowledge that any breach by any of them of any of the Covenants will result in irreparable injury to Global for which money damages could not adequately compensate. If there is such a breach, Global shall be entitled, in addition to all other rights and remedies it may have at law or equity, to have an injunction issued by any competent court enjoining and restraining Buyers, DMJ, Salter, Finkelstein and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which any of Buyers, DMJ, Salter, Finkelstein or any such other Person may have against Global shall not constitute a defense or bar to the enforcement of any of the Covenants. If Global must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

    11.3.4 If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable due to its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, are or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

    11.3.5 Buyers, DMJ, Salter and Finkelstein expressly acknowledge that the provisions of this Section 11.3 of the Agreement are reasonable and valid in all respects and irrevocably waive (and irrevocably agree not to raise) as a defense any issue of reasonableness (including the reasonableness of the noncompetition covenant insofar as it relates to the business of the Gen-X Companies, the Territory or the duration or scope of the Covenants) in any proceeding to enforce any provision of this Section 11.3 of the Agreement, the intention of the parties being to provide for the legitimate and reasonable protection of the interests of Global and by providing, without limitation, for the broadest scope, the longest duration and the widest territory allowable by law.

  11.4. Removal of Assets. Buyers shall, at their expense, within ninety (90) days after the Closing Date, remove all of the Assets owned by Gen-X Holdings and Gen-X Equipment (including any Inventory and warehouse and racking equipment sold by KPR Sports International, Inc. to Gen-X Holdings, or its Affiliates, prior to the date hereof) from Global's premises, FOB King of Prussia, without any disruption of Global's operation, and at such times as shall be reasonably satisfactory to Global. If not so removed during such time period, Global may, at its option, have such items shipped to Buyers at Buyers' expense, or agree to store such items for Buyers, in which case Buyers shall pay to Global a reasonable storage charge for such period of time that Global stores such items. In the event Global stores such items for Buyers, Buyers agree that Global shall have no liability with respect to such items and hereby releases and holds harmless Global from any such liability.

  11.5. Investigation

    11.5.1 During the period beginning on the date hereof and ending on the date when Buyers= obligations under the U.S. Co. Promissory Note and the Canadian Co. Promissory Note shall have been completely and indefeasibly satisfied:

      (A) Buyers shall permit Global and its authorized representatives to have full access to the Gen-X Companies' facilities during normal business hours, to observe the Gen-X Companies' business operations, to meet with the Gen-X Companies' officers and employees engaged in the Gen-X Companies' business, and to audit, examine and copy all of the Gen-X Companies' files, books and records, and other documents and papers relating to the Gen-X Companies' business, and

      (B) Buyers shall provide to Global and its authorized representatives all information concerning the Gen-X Companies and the Gen-X Companies' business and Assets, and all information concerning the financial condition of the Gen-X Companies and the Gen-X Companies' business, that is reasonably requested by Global.


    11.5.2 The expense of any investigation by Global pursuant to this
  Section 11.5 shall be borne solely by Global; provided, however, that if there has been: (a) a misrepresentation, breach or failure of any representation or warranty made by Buyers, DMJ, Salter or Finkelstein in any of the Acquisition Agreements or (b) a failure or refusal by Buyers, DMJ, Salter or Finkelstein to satisfy or perform any covenant, term, obligation or condition of any of the Acquisition Agreements required to be satisfied or performed by Buyers, DMJ, Salter or Finkelstein, then Buyers shall reimburse Global for all reasonable fees and expenses incurred by or on behalf of Global in connection with such investigation.

  11.6. Accounting Matters, Books and Records. Commencing on the Closing Date and continuing for a period of one year thereafter, the Gen-X Companies shall, and DMJ, Salter, Finkelstein and U.S. Co shall cause the Gen-X Companies to,
(a) give Global, its counsel, accountants and other representatives access to the accounting books, records and accounts of the Gen-X Companies during regular business hours.

12. INDEMNIFICATION, SETOFF AND PAYMENT OF ADJUSTMENTS

  12.1. Indemnification Obligations of Global. From and after the Closing, Global shall indemnify and hold harmless Buyers and their directors, officers, employees, Affiliates, successors and assigns, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

    12.1.1 Any misrepresentation, breach or failure of any representation or warranty made by Global in any of the Acquisition Agreements or any written statement, document or certificate delivered to Buyers by Global under or in connection with the Acquisition Agreements.

    12.1.2 Any failure or refusal by Global to satisfy or perform any covenant, term, obligation or condition of this Agreement required to be satisfied or performed by any of them.

    12.1.3 Amounts due to Just for Feet, Inc. resulting from purchases by Global from Just for Feet, Inc. prior to August 1, 1999.

  12.2.Indemnification Obligations of Buyers, DMJ, Salter and
Finkelstein. From and after the Closing, Buyers, DMJ, Salter and Finkelstein, jointly and severally, shall indemnify and hold harmless Global and its respective directors, officers, employees, Affiliates, successors and assigns, from and against any and all Proceedings, Judgments, Obligations, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses (including, but not limited to, reasonable attorneys' fees, investigation expenses, court costs, interest and penalties) arising out of or in connection with, or caused by, directly or indirectly, any or all of the following:

    12.2.1 Any misrepresentation, breach or failure of any representation or warranty made by Buyers, DMJ, Salter or Finkelstein in any of the Acquisition Agreements or any written statement, document or certificate delivered to Global by Buyers, DMJ, Salter or Finkelstein under or in connection with any of the Acquisition Agreements.

    12.2.2 Any failure or refusal by Buyers, DMJ, Salter or Finkelstein to satisfy or perform any covenant, term, obligation or condition of any of the Acquisition Agreements required to be satisfied or performed by Buyers, DMJ, Salter or Finkelstein.

    12.2.3 Any action, suit or claim arising out of, caused by or based in whole or in part upon any act or omission of Gen-X Holdings or Gen-X Equipment, or any of their respective shareholders, partners, directors, executives, officers, employees, agents or representatives at any time after the Closing or any event which occurs after the Closing.

    12.2.4 Any liability of or claim against Global in connection with any Customs Canada detailed adjustment statement issued against any of the Gen-X Companies, including, but not limited to the Customs Canada detailed adjustment statements issued against Gen-X Equipment: (a) dated January 27, 1999, assessing duties in the amount of Cdn$303,548, GST in the amount of Cdn$233,650 together with interest in the amount of Cdn$72,416; and (b) dated March 1, 1999, assessing duties in the amount of Cdn$625,985, GST in the amount of Cdn$526,240 together with interest in the amount of Cdn$60,232.

    12.2.5 Any action, suit or claim by any of the Minority Shareholders (as defined in the Stock Purchase Agreement, dated May 12, 1998, by and among Global, DMJ, Salter, Finkelstein and certain other individuals and entities) or any of their respective shareholders, partners, directors, executives, officers, employees, agents, representatives, heirs, executors, administrators, personal representatives or assigns arising out of, caused by or based in whole or in part upon any act or omission of DMJ, Salter, Finkelstein, Gen-X Holdings or Gen-X Equipment, or any of their respective shareholders, partners, directors, executives, officers, employees, agents, representatives, heirs, executors, administrators, personal representatives or assigns.

    12.2.6 Amounts due to Just for Feet, Inc. resulting from purchases by any of the Gen-X Companies from Just for Feet, Inc. on or after August 1, 1999.

    12.2.7 Any action, suit or claim related to, arising out of or resulting from Gen-X Holdings' indebtedness to Ride, Inc. and its successors or assigns, pursuant to promissory notes in the original principal amounts of $977,624 and $1,022,376.

    12.2.8 Any action, suit or claim related to, arising out of or resulting from Gen-Holdings' indebtedness to Bert LaMar, Jerome F. Sheldon, Eric J. Sheldon and Jeffrey M. Sheldon and their respective heirs or assigns, pursuant to promissory notes in the original principal amounts of $113,889, $381,705, 293,094 and $211,302, respectively.

    12.2.9 Any action, suit or claim related to, arising out of or resulting from Gen-X Equipment's alleged infringement of HYI's EVEREST trademark.

  12.3. Indemnification Notice. With respect to each event, occurrence or matter ("Indemnification Matter") and with respect as to which Buyers, DMJ, Salter or Finkelstein on the one hand, or Global on the other hand (referred to as the "Indemnitee"), is entitled to indemnification from another party (referred to as the "Indemnitor") under this Section 12, within ten days after the Indemnitee receives any written documents underlying the Indemnification Matter, or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice").

  12.4. Defense of Indemnification Matters. If an Indemnification Matter involves a third party action, suit, claim or demand, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control of the litigation, defense or settlement of the Indemnification Matter (referred to as the "Defense"), except that:

    12.4.1 The Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense.

    12.4.2 If the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee's business or its relationship with any customer, supplier, employee, contractor, salesman, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense; provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto and shall be entitled to participate in the Defense at its expense and through counsel of its choice, provided further that Indemnitee shall not consent to any Judgment or agree to any settlement without Indemnitor's prior written consent.

    12.4.3 The Indemnitor shall not consent to any Judgment or agree to any settlement without the Indemnitee's prior written consent; provided that if the Indemnitee withholds its consent to any monetary Judgment or settlement that is acceptable to the Indemnitor, then (a) the Indemnitor's liability with respect to such Indemnification Matter shall be limited to such monetary amount, and (b) the Indemnitee shall be responsible for any additional costs reasonably incurred by the Indemnitor in connection therewith.

    12.4.4 If the Indemnitor does not promptly assume control over the Defense diligently and in good faith or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense; provided that the Indemnitor shall continue to be obligated to indemnify the Indemnitee with respect thereto, provided further that Indemnitee shall not consent to any Judgment or agree to any settlement without Indemnitor's prior written consent.

    12.4.5 In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including, but not limited to, furnishing all available documentary or other evidence as is reasonably requested by the other.

  12.5. Limits on Indemnification Matters and Global's Payment.

    12.5.1 Limits on Global's Payment. The amounts, if any, owed by Global to Buyers as Indemnitor pursuant to Section 12.1 ("Global's Payment"), shall be subject to the following:

      (A) Deductible. No amount shall be payable by Global to Buyers for Global's Payment, unless and until the aggregate amount of Global's Payment exceeds Fifty Thousand Dollars ($50,000), in which event Global shall pay such aggregate amount and all future amounts payable by Global under this Section 12.

      (B) Exceptions. The limitation in Sections 12.5.1(A) shall not apply in case of any Indemnification Matter or other adjustment involving fraud, willful misconduct or criminal matters.

      (C) Duration. With respect to any Indemnification Matter, Global shall have no liability unless Buyers give an Indemnification Notice in accordance with Section 12.3 within 12 months after the Closing Date, provided, however, that the limitation contained in this Section 12.5.1(C) shall not apply to any Indemnification Matter that arises from any failure or refusal by Global to satisfy or perform any covenant, term, obligation or condition of any of the Acquisition Agreements required to be satisfied or performed by Global after the Closing Date.

    12.5.2 Limits on Buyers' Indemnification. The amount, if any, owed by Buyers, DMJ, Salter and Finkelstein to Global as Indemnitor pursuant to
  Section 12.2 shall be subject to the following:

      (A) Deductible. No amount shall be payable by Buyers, DMJ, Salter and Finkelstein to Global under this Section 12, unless and until the aggregate amount otherwise payable by Buyers, DMJ, Salter and Finkelstein under this Section 12 exceeds Fifty Thousand Dollars ($50,000), in which event Buyers, DMJ, Salter and Finkelstein shall pay such aggregate amount and all future amounts payable by Buyers, DMJ, Salter and Finkelstein under this Section 12.

      (B) Exceptions. The limitation in Sections 12.5.2(A) shall not apply in case of any Indemnification Matter involving fraud, willful misconduct or criminal matters.

      (C) Duration. With respect to any Indemnification Matter, Buyers shall have no liability unless Global gives an Indemnification Notice in accordance with Section 12.3 within 12 months after the Closing Date, provided, however, that the limitation contained in this Section 12.5.2(C) shall not apply to any Indemnification Matter that arises from any failure or refusal by Buyers, DMJ, Salter or Finkelstein to satisfy or perform any covenant, term, obligation or condition of any of the Acquisition Agreements that is required to be satisfied or performed after the Closing Date or that arises under Section 12.2.3.

    12.5.3 If Global is obligated to pay Buyers any amounts under Section
  12.1 after taking into account the application of the limitations contained in Section 12.5.1(A), then any such amount payable by Global to Buyers shall be reduced by any amounts Buyers would have been required to pay to Global under Section 12.5.2 but for the application of the limitations contained in Section 12.5.2(A). If Buyers, DMJ, Salter or Finkelstein is obligated to pay Global any amounts under Section 12.2 after taking into account the limitations contained in Section 12.5.2(A), then any such amounts payable by Buyers to Global shall be reduced by any amounts Global would have been required to pay to Buyers under Sections 12.1 but for the application of the limitations contained in Section 12.5.1(A).

  12.6. Indemnification Payment and Buyers' Payment. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within twenty (20) days after a final settlement or agreement as to the amount owed is reached, or after a final Judgment (without further right of appeal) determining the amount owed is rendered. Any amount paid under this Section 12 is intended by all parties and shall be considered to be and treated as an adjustment to the Purchase Price.

  12.7. Setoff and Holdback. In addition to all other rights and remedies that the Indemnitee may have, the Indemnitee shall have the right to setoff, against any monies due to the Indemnitor (whether under this Agreement or otherwise), any sums for which the Indemnitee is entitled to indemnification under this Section 12 or any other sums which the Indemnitor may owe to the Indemnitee (whether under this Agreement or otherwise). The Indemnitee's rights to indemnification under this Section 12 shall under no circumstances be in any manner limited by this right of setoff. If any Indemnification Matters are pending at the time the Indemnitee is required to make any payment to the Indemnitor (whether under this Agreement or otherwise), then the Indemnitee shall pay the total amount for which the Indemnitor may become liable as a result thereof, determined by the Indemnitee reasonably and in good faith, to Borden & Elliot, as escrow agent, to be held by such escrow agent pursuant to the escrow agreement (the "Escrow Agreement") attached hereto as Exhibit "S", until final determination of such Indemnification Matter, and shall pay the balance, if any, of such payment to the Indemnitor.

13. TERMINATION

  13.1. Termination. This Agreement, and the transactions contemplated hereby, may be terminated at any time before Closing in accordance with any of the following methods:

    13.1.1 By the mutual written consent of Global and Buyers.

    13.1.2 By written notice from Global to Buyers, or from Buyers to Global, if the Closing does not occur on or before May 31, 2000 for any reason other than a breach of this Agreement by the party giving such notice.

    13.1.3 By written notice from Buyers to Global, if it becomes certain, for all practical purposes, that any of the conditions to the Closing Obligations of Buyers, DMJ, Salter or Finkelstein cannot be satisfied for a reason other than Buyers', Salter's or Finkelstein's breach of this Agreement, and Buyers are not willing to waive the satisfaction of such condition.

    13.1.4 By written notice from Global to Buyers if it becomes certain, for all practical purposes, that any of the conditions to the Closing Obligations of Global cannot be satisfied for a reason other than Global=s breach of this Agreement, and Global is not willing to waive the satisfaction of such condition.

    13.1.5 By written notice from Buyers to Global if Global breaches any of its representations, warranties, covenants or agreements contained in this Agreement.

    13.1.6 By written notice from Global to Buyers if Buyers, DMJ, Salter or Finkelstein breaches any of its representations, warranties, covenants or agreements contained in this Agreement.

    13.1.7 By written notice from Global to Buyers if Global receives an offer from a third party to acquire Gen-X Holdings and Gen-X Equipment and the board of directors of Global determines, in good faith, that its fiduciary duties under applicable Law require Global to accept such offer.

  13.2. Effect of Termination. Upon termination of this Agreement pursuant to
Section 13.1, this Agreement shall forthwith have no further force or effect, and there shall be no liability on the part of any party hereto; provided, however, that (i) this Section 13.2 and Section 14 (other than Section 14.7), shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any breach of this Agreement prior to such termination; further provided, however, that if Global terminates this Agreement pursuant to
Section 13.1.7, and neither Buyers, DMJ, Salter nor Finkelstein is in breach of the Agreement, then Global shall pay to DMJ, within five business days after the termination of this Agreement, a nonrefundable fee in the amount of $1.5 million.

14. OTHER PROVISIONS

  14.1. Confidentiality. During the period from the date of this Agreement to the Closing Date, (a) each of the parties shall maintain the confidentiality of all confidential information which is disclosed to them in connection with this Agreement, and (b) none of the parties will discuss the existence or nature of this Agreement or the transaction contemplated hereby with any of the other parties= customers, prospects, suppliers, employees, contractors, salesmen, agents or representatives. If this Agreement is terminated in accordance with Section 13, then each party shall promptly return all confidential information and materials of the other parties, and the provisions of the foregoing sentence shall survive such termination indefinitely.

  14.2. Publicity. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both Global and Buyers. Unless required by Law, neither Global, on the one hand, nor Buyers, DMJ, Salter or Finkelstein, on the other hand, shall make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of Global or Buyers, respectively. With respect to any announcement that any of the parties is required by Law to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other parties before issuing the announcement.

  14.3. Expenses. Global shall pay all of the fees and expenses incurred by it in negotiating and preparing the Acquisition Agreements and in consummating the transactions contemplated by the Acquisition Agreements. The Gen-X Companies shall pay all of the fees and expenses incurred by Buyers, DMJ, Salter and Finkelstein in negotiating and preparing the Acquisition Agreements and in consummating the transactions contemplated by the Acquisition Agreements. Notwithstanding the foregoing, Buyers, DMJ, Salter and Finkelstein (and not the Gen-X Companies) shall pay all of the fees and expenses incurred by Buyers, DMJ, Salter and Finkelstein in negotiating and preparing the Acquisition Agreements and in consummating the transactions contemplated by the Acquisition Agreements if this Agreement, and the transactions contemplated hereby, are terminated pursuant to Section 13.1.6 of this Agreement.

  14.4. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page or the signature pages of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. A copy of each notice to Buyers, DMJ, Salter or Finkelstein shall be simultaneously sent to Borden & Elliot, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Y4, Canada, Attn: Daniel F. Hirsh. A copy of each notice to Global shall be simultaneously sent to: Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103, Attn: Francis E. Dehel, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14.4, except that any such change of address notice shall not be effective unless and until received.


  14.5. Amendment. This Agreement may be amended, modified or supplemented by the parties hereto, provided that any such amendment, modification or supplement shall be in writing and signed by Global, and Buyers, DMJ, Salter and Finkelstein.

  14.6. Waivers. No waiver with respect to this Agreement shall be enforceable against Global unless in writing and signed by Global. No waiver with respect to this Agreement shall be enforceable against Buyers, DMJ, Salter and/or Finkelstein unless in writing and signed by Buyers, DMJ, Salter and/or Finkelstein, as the case will be. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

  14.7. Survival of Representations. Survival of Representations. All representations, warranties and covenants made in or pursuant to this Agreement shall survive the date hereof, the Closing Date and the consummation of the transactions contemplated hereby and thereby.

  14.8. Entire Understanding. Entire Understanding. The Acquisition Agreements, together with the Exhibits and Schedules hereto and thereto, state the entire understanding among the parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof and thereof.

  14.9. Parties in Interest. Parties in Interest. This Agreement shall bind, benefit, and be enforceable by and against each party hereto and its successors and assigns. Global shall not in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of Buyers, and neither Buyers, DMJ, Salter nor Finkelstein shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of Global.

  14.10. Severability. I Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

  14.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart hereof; provided, however, that if acceptable to Global, Buyers, DMJ, Salter and Finkelstein, the Closing may be effected by facsimile transmission of executed copies of the signature pages to this Agreement delivered at the Closing and by sending original copies of signature pages to this Agreement delivered at the Closing by reputable overnight delivery service, postage or delivery charges prepaid, for delivery to the parties at their addresses stated on the first page or signature pages of this Agreement by the third business day following the Closing Date.

  14.12. Section Headings. The section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

  14.13. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly provides otherwise, (i) the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection hereof, and (ii) the word "including" shall mean including but not limited to.

  14.14. CONTROLLING LAW. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.


  14.15. Jurisdiction and Process. Each of the parties (a) irrevocably consents to the exclusive jurisdiction of the Courts of Common Pleas of Montgomery County, Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania, in any and all actions between or among any of the parties, whether arising hereunder or otherwise, (b) irrevocably waives its right to trial by jury in any such action, and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 14.4. In any and all actions between or among any of the parties, whether arising hereunder or otherwise, the prevailing party or parties shall be entitled to recover their reasonable attorneys= fees and legal expenses from the other party or parties.

14.16. No Third Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of any of the parties hereto.

14.17. Construction. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of the Acquisition Agreements or any other agreements or documents delivered in connection with the transactions contemplated by the Acquisition Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, the parties have executed, or have caused this Agreement to be executed on their behalf by their duly authorized officers, as of the date first stated above.

GLOBAL SPORTS, INC.                         DMJ FINANCIAL, INC.



By: /s/ Michael G. Rubin                    By: /s/ Kenneth J. Finkelstein
    --------------------------------            --------------------------------
    Name: Michael G. Rubin                      Name:
    Title: Chairman and CEO                     Title:



GEN-X ACQUISITION (U.S.), INC.              GEN-X ACQUISITION (CANADA) INC.



By: /s/ James J. Salter                     By: /s/ James J. Salter
    --------------------------------            --------------------------------
    Name:                                       Name:
    Title:                                      Title:



/s/ Kenneth J. Finkelstein                  /s/ James J. Salter
------------------------------------        ------------------------------------
KENNETH J. FINKELSTEIN                      JAMES J. SALTER